EXHIBIT 99.1

Cardtronics Announces Third Quarter 2009 Results

HOUSTON, Oct. 28, 2009 (GLOBE NEWSWIRE) -- Cardtronics, Inc. (Nasdaq:CATM) (the "Company"), the world's largest non-bank operator of ATMs, today announced its financial and operational results for the quarter ended September 30, 2009.

Key financial and operational statistics related to the quarter include:

  --  Consolidated revenues of $128.6 million, up 1% from the third quarter of 2008, but up 5% when excluding the impact of
      negative foreign currency exchange rate movements
  --  Revenue growth in excess of 8% on a constant-currency basis
  --  for the Company's core business operations, which include the
      Company's domestic company-owned large-account ATM placement and branding business and the Company's international
      operations
  --  Gross margins of nearly 32%, up considerably from 24% in the third quarter of 2008
  --  Adjusted EBITDA of $32.4 million, up more than 47% from $22.0 million in the third quarter of 2008
  --  Adjusted Net Income Per Share of $0.24, up 243% from $0.07 in the third quarter of 2008
  --  GAAP Net Income of $6.4 million compared to a $4.4 million GAAP
      Net Loss in the third quarter of 2008
  --  Free Cash Flow of nearly $6.5 million, consisting of $16.3 million of cash provided by operating activities, less $9.8 million of capital expenditures, enabling an additional
      repayment of $7.5 million in amounts outstanding under the
      Company's revolving credit facility
  --  Continued improvements in several key operating metrics when compared to the third quarter of 2008:
      -  Cash withdrawal transactions per ATM per month increased by
         8%
      -  Total transactions per ATM per month increased by 9%

Please refer to the "Disclosure of Non-GAAP Financial Information" contained later in this release for definitions of Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow. For additional financial information, including reconciliations to comparable GAAP measures, please refer to the supplemental schedules of selected financial information at the end of this release.

Recent highlights include:

  --  Announcement of the Company's entrance into the Puerto Rican
      ATM market.  The Company will initially install ATMs in 11 To
      Go Stores, a San Juan, Puerto Rico-based chain of convenience stores and gas stations in 2009, and expects to install ATMs in the remaining 15 To Go Stores in 2010
  --  The continued transitioning of the Company's ATM portfolio over to its in-house electronic funds transfer ("EFT")
      transaction processing platform.  As of September 30, 2009, substantially all of the Company's ATMs were being processed in-house, with the exception of roughly 3,500 ATMs that are under contract with a third-party processing organization.
      These remaining ATMs are scheduled to be converted over to the Company's in-house EFT transaction processing platform by the second quarter of 2010
  --  The continued transitioning of the Company's ATMs in the
      United Kingdom over to its in-house armored courier operation.
      As of September 30, 2009, this operation was servicing
      approximately 760 of the Company's ATMs in that market
  --  Continued strong liquidity and access to capital, with over
      $152 million in available borrowing capacity under the
      Company's revolving credit facility with leading financial institutions, after taking into consideration outstanding
      letters of credit

"The results for the most recent quarter continued to reflect the positive operating trends that we highlighted during our last quarterly conference call," commented Fred Lummis, Cardtronics' Chairman of the Board and interim Chief Executive Officer. "The combination of strong transaction trends in all of our key markets with the operating improvements implemented by the management team throughout the year helped generate better than expected earnings and cash flows for the quarter, resulting in yet another upward revision in our expected earnings guidance for the remainder of 2009."

THIRD QUARTER RESULTS

For the third quarter of 2009, revenues totaled $128.6 million, representing a 1% increase from the $127.3 million in revenues generated during the third quarter of 2008. However, excluding the impact of unfavorable foreign currency exchange rate movements, year-over-year revenues would have increased by 5%. Such increase reflects over 8% growth in the Company's core business operations, which includes the Company's higher-margin domestic large-account ATM placement, branding and international businesses, offset somewhat by a decline in the Company's lower-margin merchant-owned account base and lower equipment sales as merchants and financial institutions continued to spend less capital in the current economic environment. Although the decline in the Company's merchant-owned account base and equipment sales negatively impacted the year-over-year revenue comparison, the gross profit impact of such declines was negligible. The significant increase in the Company's core revenues was driven by continued strong transaction trends in all of the Company's operating segments, coupled with increased bank branding and surcharge-free network revenues in the United States.

Adjusted EBITDA totaled $32.4 million for the third quarter of 2009, compared to $22.0 million for the third quarter of 2008, and Adjusted Net Income totaled $9.7 million ($0.24 per diluted share), compared to Adjusted Net Income of $2.7 million ($0.07 per diluted share) for the third quarter of 2008. These increases were primarily attributable to significantly higher gross margins in 2009 when compared to 2008, driven by the increase in revenues, as noted above, and the Company's ability to leverage its fixed cost infrastructure to generate those higher revenues. In particular, the Company experienced noticeable declines in its maintenance, armored and merchant fee expenses during the most recent quarter, despite the significant increase in revenues discussed above. Additionally, the Company's vault cash rental costs were significantly lower in 2009 when compared to 2008 due to lower overall market interest rates. The Company's selling, general and administrative expenses were also lower in 2009 when compared to 2008 due to a combination of foreign currency exchange rate movements, lower professional fees, and tight cost controls. Finally, the year-over-year operating improvements can also be attributed to certain negative events that occurred in 2008, such as the impact of Hurricane Ike on the Company's domestic operation and disruptions in its United Kingdom operation associated with a third-party armored courier supplier. Specific costs excluded from Adjusted EBITDA and Adjusted Net Income are detailed in a reconciliation included at the end of this press release.

GAAP Net Income for the quarter totaled $6.4 million, compared to a $4.4 million GAAP Net Loss during the same quarter in 2008. The year-over-year improvement was primarily attributable to the factors identified above in the discussion of Adjusted EBITDA and Adjusted Net Income.

NINE MONTH RESULTS

Revenues totaled $368.6 million for the nine months ended September 30, 2009, representing a 2% decrease when compared to the $374.8 million in revenues recorded during the nine months ended September 30, 2008. As was the case with the Company's quarterly results, the year-over-year decrease in revenues was primarily attributable to unfavorable foreign currency exchange rate movements, a decline in the Company's merchant-owned account base, and lower overall equipment sales.

Adjusted EBITDA totaled $82.8 million for the nine months ended September 30, 2009, representing a 32% increase over the $62.8 million in Adjusted EBITDA for the same period in 2008. Adjusted Net Income totaled $19.8 million ($0.50 per diluted share) for the first nine months of 2009, which was significantly higher than the $6.9 million ($0.18 per diluted share) generated during the first nine months of 2008. Increases in both Adjusted EBITDA and Adjusted Net Income were primarily due to the same factors noted above for the Company's quarterly results.

The Company recorded GAAP Net Income for the nine months ended September 30, 2009 of $3.8 million, compared to a GAAP Net Loss of $12.9 million during the same period last year. As was the case with the quarterly results, the year-over-year improvement was primarily driven by the same factors outlined above with respect to Adjusted EBITDA.

GUIDANCE

The Company is updating the guidance it previously issued regarding its anticipated full-year 2009 results, and now expects the following:

  --  Revenues of $485 million to $490 million;
  --  Overall gross margins of approximately 29.5%;
  --  Adjusted EBITDA of $107 million to $109 million;
  --  Depreciation and accretion expense of $39 million to $40 million;
  --  Cash interest expense of $30 million to $30.5 million;
  --  Adjusted Net Income of $0.60 to $0.64 per diluted share, based on approximately 40 million diluted shares outstanding;
      and
  --  Capital expenditures of approximately $25 million, net of minority interest.

The above guidance excludes the impact of certain one-time items as well as $4.6 million of anticipated stock-based compensation expense and approximately $17.0 million to $18.0 million of intangible asset amortization expense. Additionally, the above guidance is based on average foreign currency exchange rates of $1.60 U.S. to 1.00 pounds U.K. and $14.00 Mexican pesos to $1.00 U.S. for the remainder of 2009.

The Company is also providing the following high-level guidance for 2010:

  --  Revenues of $515 million to $525 million;
  --  Adjusted EBITDA of $118 million to $123 million; and
  --  Adjusted net income of $0.75 to $0.85 per diluted share

The above 2010 guidance is based on average foreign currency exchange rates of $1.60 U.S. to 1.00 pounds U.K. and $14.00 Mexican pesos to $1.00 U.S. Additionally, the above guidance for 2010 is subject to the completion of the Company's annual budgeting process. Additional details will be provided during the Company's 2009 year-end earnings conference call, which is scheduled to occur in February 2010.

LIQUIDITY

The Company continues to maintain a very strong liquidity position despite the continued weakness seen in the broader economy and financial markets. The Company's $175.0 million revolving credit facility does not expire until May 2012 and is led by a syndicate of leading banks. As of September 30, 2009, the Company had $17.0 million of debt outstanding under this facility and $5.8 million in letters of credit posted under the facility, leaving $152.2 million in available, committed funding. During the quarter ended September 30, 2009, the Company was able to pay down the borrowings outstanding under the facility by $7.5 million, despite the fact that a semi-annual bond interest payment of $14.0 million was also made during the quarter. The Company is currently in compliance with the covenants contained within this facility and would continue to be in compliance even in the event of substantially higher borrowings or substantially lower Adjusted EBITDA amounts. The Company's remaining indebtedness includes $0.4 million of capital leases in the United States, $6.9 million of equipment loans in Mexico, and $297.1 million in senior subordinated notes, net of discount. The fixed rate senior subordinated notes require no amortization prior to their August 2013 maturity date and contain no maintenance covenants and only limited incurrence covenants under which the Company has considerable flexibility.

It should also be pointed out that the continued generation of pre-tax operating profits could subject the Company to increased federal, state and local income tax cash obligations in many of its jurisdictions. However, the Company currently has in excess $48.0 million of domestic federal net operating loss carryforwards that can be utilized to help offset such future cash tax obligations, subject to certain restrictions and limitations.

DISCLOSURE OF NON-GAAP FINANCIAL INFORMATION

EBITDA, Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow are non-GAAP financial measures provided as a complement to results prepared in accordance with accounting principles generally accepted within the United States of America and may not be comparable to similarly titled measures reported by other companies. Management believes that the presentation of these measures and the identification of unusual, non-recurring, or non-cash items enhance an investor's understanding of the underlying trends in the Company's business and provide for better comparability between periods in different years.

Adjusted EBITDA excludes depreciation, accretion, and amortization expense as these amounts can vary substantially from company to company within the Company's industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Additionally, Adjusted EBITDA and Adjusted Net Income exclude certain non-recurring or non-cash items and therefore, may not be comparable to similarly titled measures employed by other companies. Free Cash Flow is cash provided by operating activities less payments for capital expenditures. The non-GAAP financial measures presented herein should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing, or financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

A reconciliation of net income (loss) to EBITDA, Adjusted EBITDA, and Adjusted Net Income and a calculation of Free Cash Flow are presented in tabular form at the end of this press release.

REVISION OF PRIOR PERIOD RESULTS

During the second quarter of 2009, the Company identified an error related to certain capitalized costs associated with its United Kingdom operations. Upon analysis of the Company's fixed asset records, management identified certain assets related to previously cancelled ATM sites that should have been expensed in prior periods. The impact of such error was an overstatement of fixed assets and depreciation expense, and an understatement of cost of sales and loss on disposal of assets for the years ended December 31, 2007 and 2008, including the related quarterly periods contained therein. The cumulative impact of such error on the statement of operations for the years affected would have been a total additional expense of approximately $1.7 million. Management determined that the effects of the misstatement were not material to any previously reported quarterly or annual period; therefore, the related corrections will be made to the applicable prior periods as such financial information is included in future filings with the SEC. The Company's prior period results reported herein have been revised to reflect these adjustments, the effects of which have been summarized below.

Statement of Operations:
(In thousands)

	Three Months Ended September 30, 2008			Nine Months Ended September 30, 2008
	As Reported	Adjust- ments	As Adjusted	As Reported	Adjust- ments	As Adjusted
Cost of ATM operating revenues	$ 92,903	$ 175	$ 93,078	$275,605	$ 809	$276,414
Depreciation and accretion expense	10,048	(70)	9,978	29,169	(181)	28,988
Loss on disposal of assets(1)	1,232	226	1,458	3,450	443	3,893
Income tax expense	469	(86)	383	494	(292)	202
Net loss attributable to controlling interests and available to common stockholders	(4,173)	(245)	(4,418)	(12,147)	(779)	(12,926)

 (1) Previously included as a component of "Other expense".

CONFERENCE CALL INFORMATION

The Company will host a conference call today, Wednesday, October 28, 2009, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its financial results for the quarter ended September 30, 2009. To access the call, please call the conference call operator at:

 Dial in:               (800) 732-8711
 Alternate dial-in:     (913) 312-0648

Please call in fifteen minutes prior to the scheduled start time, and request to be connected to the "Cardtronics Third Quarter Earnings Call." Additionally, a live audio webcast of the conference call will be available online through the investor relations section of the Company's website at http://www.cardtronics.com.

A digital replay of the conference call will be available through Wednesday, November 11, 2009, and can be accessed by calling (888) 203-1112 or (719) 457-0820 and entering 7354461 for the conference ID. A replay of the conference call will also be available online through the Company's website subsequent to the call through November 30, 2009.

ABOUT CARDTRONICS

Headquartered in Houston, Texas, Cardtronics is the world's largest non-bank operator of ATMs. Cardtronics operates approximately 33,000 ATMs across its portfolio, with ATMs in every major market in the United States and Puerto Rico, over 2,600 ATMs throughout the United Kingdom, and over 2,100 ATMs throughout Mexico. Major merchant clients include 7-Eleven(R), Chevron(R), Costco(R), CVS(R)/pharmacy, ExxonMobil(R), Rite Aid(R), Safeway(R), Sunoco(R), Target(R), and Walgreens(R). Complementing its ATM operations, Cardtronics works with financial institutions of all sizes to provide their customers with convenient cash access and deposit capabilities through ATM branding, surcharge-free programs, and image deposit services. Approximately 11,200 Cardtronics owned and operated ATMs currently feature bank brands. For more information, please visit the Company's website at http://www.cardtronics.com.

The Cardtronics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=991

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events, future financial performance, strategies, expectations, competitive environment, regulation, and availability of resources. Many of the forward-looking statements contained in this release relate to our third quarter financial results and the underlying business events which generated those results. They include, among other things, statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, and statements of management's goals and objectives and other similar expressions concerning matters that are not historical facts. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following:

  --  our financial outlook and the financial outlook of the ATM industry;
  --  our ability to cope with and develop business strategies dealing with the deterioration experienced in global credit markets;
  --  our ability to provide new ATM solutions to financial
      institutions;
  --  our ATM vault cash rental needs, including liquidity issues with our vault cash providers;
  --  the implementation of our corporate strategy;
  --  our ability to compete successfully with our competitors;
  --  our financial performance;
  --  our ability to strengthen existing customer relationships and reach new customers;
  --  our ability to meet the service levels required by our service level agreements with our customers;
  --  our ability to pursue and successfully integrate acquisitions;
  --  our ability to expand internationally;
  --  our ability to prevent security breaches;
  --  changes in interest rates, foreign currency rates and
      regulatory requirements; and
  --  the additional risks we are exposed to in our armored
      transport business.

Other factors that could cause our actual performance or results to differ from our projected results are described in our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current Reports on Form 8-K. You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.

Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2009 and 2008
(Unaudited)
(In thousands, except share and per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
ATM operating revenues	$ 126,194	$ 122,608	$ 361,136	$361,773
ATM product sales and other revenues	2,409	4,651	7,460	13,036
Total revenues	128,603	127,259	368,596	374,809
Cost of revenues:
Cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization shown separately below)	85,083	93,078	251,287	276,414
Cost of ATM product sales and other revenues	2,678	4,064	7,645	11,890
Total cost of revenues	87,761	97,142	258,932	288,304
Gross profit	40,842	30,117	109,664	86,505
Operating expenses:
Selling, general, and administrative expenses(1)	9,210	10,387	30,649	28,738
Depreciation and accretion expense	9,986	9,978	29,560	28,988
Amortization expense	4,405	4,657	13,436	13,661
Loss on disposal of assets	1,047	1,458	4,831	3,893
Total operating expenses	24,648	26,480	78,476	75,280
Income from operations	16,194	3,637	31,188	11,225
Other expense (income):
Interest expense, net	7,473	7,913	22,828	23,267
Amortization of deferred financing costs and bond discounts	606	531	1,777	1,569
Other expense (income)	339	42	(788)	(73)
Total other expense	8,418	8,486	23,817	24,763

Income (loss) before income taxes	7,776	(4,849)	7,371	(13,538)
Income tax expense	1,251	383	3,284	202
Net income (loss)	6,525	(5,232)	4,087	(13,740)
Net income (loss) attributable to noncontrolling interests	127	(814)	269	(814)
Net income (loss) attributable to controlling interests and available to common shareholders	$ 6,398	$ (4,418)	$ 3,818	$ (12,926)

Net income (loss) per common share - basic	$ 0.16	$ (0.11)	$ 0.09	$ (0.33)
Net income (loss) per common share - diluted	$ 0.15	$ (0.11)	$ 0.09	$ (0.33)

Weighted average shares outstanding - basic	39,356,013	38,920,887	39,123,738	38,749,233
Weighted average shares outstanding - diluted	40,117,598	38,920,887	39,768,708	38,749,233

 (1) Selling, general, and administrative expenses for the nine months ended September 30, 2009 includes $1.2 million in severance costs associated with the departure of the Company's former Chief
     Executive Officer in March 2009 and $1.0 million of additional stock-based compensation expense associated with the restricted stock and option awards granted in 2008 and 2009.
Consolidated Balance Sheets
As of September 30, 2009 and December 31, 2008
(Unaudited)
(In thousands)

	September 30, 2009	December 31, 2008
Assets

Current assets:
Cash and cash equivalents	$ 6,141	$ 3,424
Accounts and notes receivable, net	25,191	25,317
Inventory	3,206	3,011
Restricted cash, short-term	3,128	2,423
Prepaid expenses, deferred costs, and other current assets	8,753	17,273
Total current assets	46,419	51,448
Property and equipment, net	146,526	153,430
Intangible assets, net	94,755	108,327
Goodwill	165,069	163,784
Prepaid expenses, deferred costs, and other assets	4,426	3,839
Total assets	$ 457,195	$ 480,828

Liabilities and Stockholders' Deficit

Current liabilities:
Current portion of long-term debt and notes payable	$ 1,771	$ 1,373
Current portion of capital lease obligations	413	757
Current portion of other long-term liabilities	26,059	24,302
Accounts payable and other accrued and current liabilities	59,923	72,386
Total current liabilities	88,166	98,818
Long-term liabilities:
Long-term debt, net of related discounts	319,174	344,816
Capital lease obligations	--	235
Deferred tax liability, net	14,509	11,673
Asset retirement obligations	23,359	21,069
Other long-term liabilities	20,278	23,967
Total liabilities	465,486	500,578
Stockholders' deficit	(8,291)	(19,750)
Total liabilities and stockholders' deficit	$ 457,195	$ 480,828

SELECTED INCOME STATEMENT DETAIL:
Total revenues by segment:
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
United States	$104,019	$102,484	$303,056	$306,888
United Kingdom	19,986	20,132	52,794	57,473
Mexico	4,598	4,643	12,746	10,448
Total revenues	$128,603	$127,259	$368,596	$374,809

Breakout of ATM operating revenues:
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Surcharge revenues	$ 65,890	$ 68,923	$192,340	$203,743
Interchange revenues	39,329	36,792	110,853	107,101
Bank branding and surcharge-free network revenues	17,721	14,103	49,618	42,614
Other revenues	3,254	2,790	8,325	8,315
Total ATM operating revenues	$126,194	$122,608	$361,136	$361,773

Breakout of Cost of ATM operating revenues (exclusive of
depreciation, accretion, and amortization):
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Merchant commissions	$ 40,563	$ 42,798	$118,062	$125,778
Vault cash rental expense	8,488	12,014	24,590	35,832
Other cost of cash	10,715	12,187	33,537	35,375
Repairs and maintenance	9,518	9,904	29,462	28,736
Communications	3,795	4,223	11,201	13,026
Transaction processing	2,427	2,517	7,278	8,627
Stock-based compensation	207	228	590	424
Other expenses	9,370	9,207	26,567	28,616
Total cost of ATM operating revenues	$ 85,083	$ 93,078	$251,287	$276,414

Breakout of Selling, general, and administrative expenses:
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Employee costs	$ 5,382	$ 4,659	$ 17,439	$ 14,145
Stock-based compensation	1,050	1,129	2,786	1,743
Professional fees	967	1,877	3,575	5,006
Other	1,811	2,722	6,849	7,844
Total selling, general, and administrative expenses	$ 9,210	$ 10,387	$ 30,649	$ 28,738

SELECTED BALANCE SHEET DETAIL:
Long-term debt and capital lease obligations:
(In thousands)

	September 30, 2009	December 31, 2008
Series A and Series B senior subordinated notes	$ 297,085	$ 296,637
Revolving credit facility	17,000	43,500
Equipment financing lines of Mexico subsidiary	6,860	6,052
Capital lease obligations	413	992
Total long-term debt and capital lease obligations	$ 321,358	$ 347,181

Share count rollforward:

Total shares outstanding as of December 31, 2008	40,636,533
Shares repurchased	(119,928)
Shares issued - restricted stock grants and stock option exercises	351,599
Shares forfeited - restricted stock	(195,000)
Total shares outstanding as of September 30, 2009	40,673,204

SELECTED CASH FLOW DETAIL:
Selected cash flow statement amounts:
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Cash provided by operating activities	$ 16,286	$ 3,539	$ 48,991	$ 10,964
Cash used in investing activities	(9,366)	(11,069)	(20,165)	(54,004)
Cash provided by (used in) financing activities	(7,234)	3,693	(26,566)	31,063
Effect of exchange rate changes on cash	(37)	(113)	457	(257)
Net increase (decrease) in cash and cash equivalents	$ (351)	$ (3,950)	$ 2,717	$(12,234)
Cash and cash equivalents at beginning of period	6,492	5,155	3,424	13,439
Cash and cash equivalents at end of period	$ 6,141	$ 1,205	$ 6,141	$ 1,205

Key Operating Metrics
For the Three and Nine Months Ended September 30, 2009 and 2008
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Average number of transacting ATMs:

United States: Company-owned	18,156	18,042	18,201	17,983
United States: Merchant-owned	10,054	10,641	10,110	10,781
United Kingdom	2,630	2,518	2,581	2,389
Mexico	2,155	1,905	2,125	1,645
Total average number of transacting ATMs	32,995	33,106	33,017	32,798

Total transactions (in thousands)	99,794	91,853	285,647	264,678
Total cash withdrawal transactions (in thousands)	63,558	59,095	183,169	171,694
Monthly cash withdrawal transactions per ATM	642	595	616	582

Per ATM per month amounts:

ATM operating revenues(1)	$ 1,275	$ 1,234	$ 1,215	$ 1,226
Cost of ATM operating revenues(2)	860	937	846	936
ATM operating gross profit(3)	$ 415	$ 297	$ 369	$ 290

ATM operating gross margin(2)	32.6%	24.1%	30.4%	23.6%

Capital expenditures (in thousands)(4)	$ 9,809	$ 10,718	$ 20,608	$ 53,671
Capital expenditures, net of noncontrolling interest (in thousands)(4)	$ 8,897	$ 9,943	$ 19,396	$ 51,541

 (1) ATM operating revenues per ATM per month was negatively affected by the foreign currency exchange rate movements between the three and nine month periods ended September 30, 2009 and 2008.

 (2) Amounts presented exclude the effects of depreciation, accretion, and amortization expense, which are presented separately in our consolidated statements of operations.

 (3) ATM operating gross profit is a measure of profitability that uses only the revenue and expenses that relate to operating the
     ATMs in our portfolio. Revenues and expenses from ATM equipment sales and other ATM-related services are not included.

 (4) Includes capital expenditures financed by direct
     debt for the three and nine month periods ended September 30,
     2009.
Reconciliation of
Net Income
(Loss)
to EBITDA,
Adjusted EBITDA,
and Adjusted Net Income
For the Three and Nine Months Ended September 30, 2009 and 2008
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net income (loss)	$ 6,398	$ (4,418)	$ 3,818	$ (12,926)
Adjustments:
Interest expense, net	7,473	7,913	22,828	23,267
Amortization of deferred financing costs and bond discounts	606	531	1,777	1,569
Income tax expense	1,251	383	3,284	202
Depreciation and accretion expense	9,986	9,978	29,560	28,988
Amortization expense	4,405	4,657	13,436	13,661
EBITDA	$ 30,119	$ 19,044	$ 74,703	$ 54,761

Add back:
Loss on disposal of assets(1)	1,047	1,458	4,831	3,893
Other (income) loss	339	42	(788)	(73)
Noncontrolling interests	(381)	(1,083)	(947)	(1,229)
Stock-based compensation expense	1,257	1,356	3,376	2,167
Other adjustments to cost of ATM operating revenues(2)	--	774	154	3,026
Other adjustments to selling, general, and administrative expenses(3)	--	380	1,463	292
Adjusted EBITDA	$ 32,381	$ 21,971	$ 82,792	$ 62,837
Less:
Interest expense, net	7,473	7,913	22,828	23,267
Depreciation and accretion expense	9,986	9,978	29,560	28,988
Income tax expense (at 35%)	5,223	1,428	10,642	3,704
Adjusted Net Income	$ 9,699	$ 2,652	$ 19,762	$ 6,878

Adjusted Net Income per share	$ 0.25	$ 0.07	$ 0.51	$ 0.18
Adjusted Net Income per diluted share	$ 0.24	$ 0.07	$ 0.50	$ 0.18

Weighted average shares outstanding - basic	39,356,013	38,920,887	39,123,738	38,749,233
Weighted average shares outstanding - diluted	40,117,598	39,884,775	39,768,708	39,866,755

 (1) Primarily comprised of losses on the disposal of fixed that were incurred with the deinstallation of ATMs during the periods.
 (2) For the nine month period ended September 30, 2009 and the three and nine month periods ended September 30, 2008, other
     adjustments to cost of ATM operating revenues primarily consisted of costs associated with the continued conversion of ATMs in the
     Company's portfolio over to its in-house EFT processing platform and development costs associated with the start-up of the
     Company's in-house armored operation in the United Kingdom.
 (3) For the nine month period ended September 30, 2009, other adjustments to selling, general, and administrative expenses primarily consisted of severance costs associated with departure of the Company's former Chief Executive Officer in March 2009.
Reconciliation of Free Cash Flow
For the Three and Nine Months Ended September 30, 2009 and 2008
(Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Cash provided by operating activities	$ 16,286	$ 3,537	$ 48,991	$ 10,964
Payments for capital expenditures(1)	9,809	11,069	20,608	54,021
Free cash flow	$ 6,477	$ (7,532)	$ 28,383	$(43,057)

 (1) Capital expenditures exclude acquisitions and include made for exclusive license agreements, site acquisition costs, and capital expenditures financed by direct debt.
Reconciliation of Estimated Net Income to EBITDA, Adjusted EBITDA,
and Adjusted Net Income
For the Year Ending December 31, 2009
(Unaudited)
(In millions, except per share amounts)

Estimated Range Full Year 2009
Net income	$ 2.5 - $ 8.5
Adjustments:
Interest expense, net	30.5 - 30.0
Amortization of deferred financing costs and bond discounts	2.4 - 2.4
Income tax expense	4.1 - 4.1
Depreciation and accretion expense	40.0 - 39.0
Amortization expense	18.0 - 17.0
EBITDA	$ 97.5 - $ 101.0

Add back:
Noncontrolling interests	(1.5) - (1.5)
Stock-based compensation expense	5.0 - 4.5
Other adjustments	6.0 - 5.0
Adjusted EBITDA	$ 107.0 - $ 109.0
Less:
Interest expense, net	30.5 - 30.0
Depreciation and accretion expense	40.0 - 39.0
Income tax expense (at 35%)	12.8 - 14.0
Adjusted Net Income	$ 23.7 - $ 26.0

Adjusted Net Income per diluted share	$ 0.60 - $ 0.64

Weighted average shares outstanding - diluted	39.5 - 40.5

CONTACT:  Cardtronics, Inc.
          Investors:
          J. Chris Brewster, Chief Financial Officer
            832-308-4128
            cbrewster@cardtronics.com
          Media:
          Joel Antonini, Vice President - Marketing
            832-308-4131
            joel.antonini@cardtronics.com